EXHIBIT 99.1


            TEXACO ANNOUNCES SALE OF PRODUCING PROPERTIES
                          TO APACHE CORPORATION

FOR IMMEDIATE RELEASE:  TUESDAY, NOVEMBER 29, 1994.
     HOUSTON, Nov. 29 - Texaco and Apache Corporation have signed a memorandum of understanding outlining the terms under which Apache would purchase more than 300 scattered Texaco producing fields for approximately $600 million. The effective date of the sale is to be January 1, 1995, with an expected closing in the first quarter of 1995.
     On July 5, Texaco announced several key action steps for worldwide enhanced growth, one of which was to dispose of underperforming U.S. properties which cumulatively contribute zero earnings and less than ten percent of Texaco's domestic upstream cash flow. The sale of these properties, and the redirection of proceeds from it, represents a significant milestone in implementing that plan.
     Commenting on the sale, Texaco Exploration and Production Inc. (TEPI) President, Clarence P. Cazalot, Jr., said, "Achieving greater shareholder value by focusing human resources and capital assets on our most profitable properties is a cornerstone of our plan for growth. The proceeds from this sale will be redeployed into growth opportunities across the company, including major expenditures on core producing properties in the U.S."
     The properties included in the sale are located in the Permian Basin in Texas, offshore Gulf of Mexico, onshore Louisiana, East and South Texas, Rocky Mountains, and the Midcontinent area of the U.S. The sale is subject to signing of the purchase and sale agreement, certain government approvals, as well as approval by both companies' Boards of Directors.
     Not included in this sale are selective other producing properties largely in California and the Williston Basin in North Dakota, which Texaco also has offered for sale.

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CONTACT:       Dave Dickson   914-253-4128